                                                                    Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Pharmacopeia Inc.:


We consent to the inclusion of our report dated September 22, 2000, with respect to the combined balance sheets of the Oxford Molecular Group plc's software division as of December 31, 1998 and 1999 and the related combined profit and loss account, movement on shareholders' funds, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of Pharmacopeia Inc. dated November 13, 2000.

                                       /s/ KPMG LLP



Portland, Oregon
November 13, 2000